UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2017 (May 26, 2017)

Summit Midstream Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1790 Hughes Landing Blvd
Suite 500
The Woodlands, TX 77380
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (832) 413-4770

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On May 26, 2017, Summit Midstream Holdings, LLC ("Summit Holdings"), a wholly owned subsidiary of Summit Midstream Partners, LP ("SMLP"), closed on a third amendment and restatement of our revolving credit facility which: (i) maintains the revolving credit facility commitments of $1.25 billion, (ii) extends the maturity from November 2018 to May 2022, (iii) includes a $250.0 million accordion feature, (iv) maintains the same leverage-based pricing and commitment fee grid, (v) increases the total leverage ratio financial covenant, as defined in the credit agreement, from 5.00 to 1.00 to 5.50 to 1.00 and (vi) includes a senior secured leverage ratio financial covenant, as defined in the credit agreement, of 3.75 to 1.00.
The revolving credit facility is secured by the membership interests of Summit Holdings and the membership interests of all the subsidiaries of Summit Holdings and by substantially all of the assets of Summit Holdings and its subsidiaries (subject to exclusions set forth in the credit agreement). It is guaranteed by SMLP and all of the subsidiaries of Summit Holdings other than the Specified Subsidiaries (as defined in the credit agreement). The revolving credit facility allows for revolving loans, letters of credit and swingline loans. Borrowings under the revolving credit facility bear interest, at the election of Summit Holdings, at a rate based on the alternate base rate (as defined in the credit agreement) plus an applicable margin ranging from 0.75% to 1.75% or the adjusted Eurodollar rate (as defined in the credit agreement) plus an applicable margin ranging from 1.75% to 2.75%.
The credit agreement contains affirmative and negative covenants customary for credit facilities of its size and nature that, among other things, limit or restrict the ability (i) to incur additional debt; (ii) to make investments; (iii) to engage in certain mergers, consolidations, acquisitions or sales of assets; (iv) to enter into swap agreements and power purchase agreements; (v) to enter into leases that would cumulatively obligate payments in excess of $50.0 million over any 12-month period; and (vi) of Summit Holdings to make distributions, with certain exceptions, including the distribution of Available Cash (as defined in the SMLP partnership agreement) if no default or event of default then exists or would result therefrom and Summit Holdings is in pro forma compliance with its financial covenants. In addition, the revolving credit facility requires Summit Holdings to maintain (i) a ratio of consolidated trailing 12-month earnings before interest, income taxes, depreciation and amortization ("EBITDA") to net interest expense of not less than 2.5 to 1.0 as defined in the credit agreement (ii) a ratio of total net indebtedness to consolidated trailing 12-month EBITDA of not more than 5.50 to 1.00 and, (iii) a ratio of first lien net indebtedness to consolidated trailing 12-month EBITDA of not more than 3.75 to 1.00. The foregoing description of the revolving credit facility does not purport to be complete and is qualified in its entirety by reference to the Third Amended and Restated Credit Agreement dated May 26, 2017, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Third Amended and Restated Credit Agreement dated as of May 26, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

		By:	Summit Midstream GP, LLC (its general partner)

Date:	May 30, 2017	/s/ Matthew S. Harrison
Matthew S. Harrison, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Third Amended and Restated Credit Agreement dated as of May 26, 2017